Exhibit 99.1

The New York Times Company Reports 2014 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 3, 2015--The New York Times Company (NYSE:NYT) announced today fourth-quarter 2014 diluted earnings per share from continuing operations of $.22 compared with $.24 in the same period of 2013. Adjusted diluted earnings per share from continuing operations (defined below) were $.26 in the fourth quarter of 2014 compared with $.29 in the fourth quarter of 2013.

Operating profit was $62.4 million in the fourth quarter of 2014 compared with $68.9 million in the same period of 2013, as severance expense associated with workforce reductions as well as retirement costs combined to offset slight growth in overall revenues. Adjusted operating profit (defined below) was $103.9 million in the fourth quarter of 2014 compared with $104.3 million in the fourth quarter of 2013.

For full-year 2014, the Company had an operating profit of $91.9 million compared with $156.1 million in 2013, with the decline mainly resulting from investment spending related to the Company’s strategic initiatives and severance expense. Adjusted operating profit in 2014 was $256.3 million compared with $277.1 million in 2013.

“2014 was an encouraging year with sufficient progress in digital advertising and subscription revenues to deliver modest overall revenue growth for the Company,” said Mark Thompson, president and chief executive officer. “We were particularly pleased with the strong growth in digital advertising, boosted by the introduction of Paid Posts, our native advertising solution, as well as rapid growth in ad sales associated with video and mobile. We delivered digital ad growth for all four quarters, highlighted by double-digit strength in the second half of the year, including a 19 percent gain in the fourth quarter. As a result, despite continued secular headwinds on the print advertising side, total advertising revenue was within a percentage point of flat compared to 2013, the most encouraging year-over-year trend since 2005.

“We continued to build our digital subscriber total in 2014 and finished the year with 910,000 paid digital subscribers, an increase of 150,000 from the previous year, beating our tally of net new additions in 2013 by 25 percent and putting us on track to exceed the one million digital subscriber milestone in 2015.

“The reduction in operating profit for the year was due to our strategic investments in digital and severance costs associated with our long-term focus on cost reduction. We intend to continue to invest in digital growth but will also bear down on costs to defend our profitability.

“In 2015, we will remain focused on using our unique journalism and brand to broaden and deepen our audience and to monetize that audience more effectively through innovation in both digital and print. Initiatives in the coming weeks include the relaunch of The New York Times Magazine and our new relationship with Tina Brown’s Women in the World. We will also soon be appointing new leaders in marketing and digital product/technology.”

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2014 to the fourth quarter of 2013. The results of New England Media Group (NEMG), which was sold at the beginning of the fourth quarter of 2013, are reported within discontinued operations in 2013 and 2014.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Fourth-quarter 2014 results included the following special items:

  A $9.2 million ($5.9 million after tax or $.04 per share) impairment charge related to the Company’s investment in a joint venture.
  An $11.5 million ($.07 per share) income tax benefit primarily due to a reduction in the Company’s reserve for uncertain tax positions.

Fourth-quarter 2013 results included the following special item:

  A $3.2 million ($1.9 million after tax or $.01 per share) settlement charge in connection with the Company’s immediate pension benefit offer to certain former employees.

The Company had severance costs of $9.4 million ($5.6 million after tax or $.03 per share) and $4.0 million ($2.4 million after tax or $.01 per share) in the fourth quarters of 2014 and 2013, respectively.

Results from Continuing Operations

Revenues
Total revenues for the fourth quarter of 2014 increased 0.2 percent to $444.7 million from $443.9 million. Circulation and other revenues increased 1.4 percent and 10.0 percent, respectively, while advertising revenues declined 2.1 percent.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and the 2014 increase in home-delivery prices at The New York Times more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscription products increased 13.6 percent to $44.5 million in the fourth quarter and 13.5 percent to $169.3 million for the full year of 2014 compared with the fourth quarter and full year of 2013.

Paid subscribers to the Company’s digital-only subscription products totaled approximately 910,000 as of the end of the fourth quarter of 2014, an increase of 35,000 subscribers compared to the end of the third quarter and an increase of nearly 20 percent compared to the end of the fourth quarter of 2013.

Fourth-quarter print advertising revenue decreased 9.2 percent while digital advertising revenue increased 19.3 percent. Digital advertising revenue was $63.2 million, or 30.5 percent of total Company advertising revenues, compared with $53.0 million, or 25.0 percent, in the 2013 fourth quarter.

For the full year of 2014, print advertising revenue decreased 4.7 percent while digital advertising revenue rose 11.9 percent. Digital advertising revenue was $182.2 million in 2014 compared with $162.9 million in 2013.

Other revenues rose 10.0 percent in the fourth quarter due to an increase in revenues from the Company’s e-commerce business and content licensing.

Operating Costs
Operating costs increased 2.8 percent to $382.3 million from $371.8 million in the fourth quarter. Costs rose mainly as a result of severance expense associated with workforce reductions as well as retirement costs, partially offset by efficiencies in print distribution and customer care. Adjusted operating costs increased 0.4 percent to $340.8 million.

Non-operating retirement costs increased to $11.2 million from $7.7 million in the fourth quarter, driven by lower expected returns on pension assets, higher retiree medical costs and higher pension interest cost. The exhibits in this release include the detail of those expenses.

Raw materials costs decreased to $24.4 million from $26.0 million in the fourth quarter due to newsprint volume declines.

Other Data

Joint Ventures
During the fourth quarter of 2014, the Company recognized an impairment charge of $9.2 million ($5.9 million after tax) for one of its forest products investments, Madison Paper Industries. The Company’s proportionate share of the loss was $4.7 million after tax and adjusted for the allocation of the loss to the non-controlling interest.

Interest Expense, net
Interest expense, net decreased to $12.0 million from $13.9 million due to a lower level of debt outstanding as a result of repurchases made in 2014 and higher interest income.

Income Taxes
The Company had income tax expense of $8.7 million in the fourth quarter of 2014 and $16.4 million in the fourth quarter of 2013. The decrease is primarily due to a reduction in the Company’s reserve for uncertain tax positions.

The Company had an income tax benefit of $3.5 million for the full year of 2014 and income tax expense of $37.9 million for the full year of 2013. The decrease is primarily due to a reduction in the Company’s reserve for uncertain tax positions and a decrease in income from continuing operations.

Liquidity
As of December 28, 2014, the Company had cash and marketable securities of approximately $981.2 million (excluding restricted cash of approximately $30.2 million primarily to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $650.1 million. During the fourth quarter of 2014, the Company repurchased approximately $20.4 million principal amount of its 5.0 percent senior unsecured notes due March 2015.

At the beginning of the first quarter of 2015, entities affiliated with Carlos Slim Helú exercised warrants to acquire 15.9 million shares of the Company’s Class A common stock, and as a result the Company received cash proceeds of approximately $101.1 million. To help offset the associated share dilution, the Company currently intends to use the proceeds to repurchase Class A shares from time to time in open market transactions as conditions permit.

Capital Expenditures
Capital expenditures totaled approximately $12.4 million in the fourth quarter of 2014 and approximately $33.3 million for the full year of 2014.

Pension Obligations
For accounting purposes on a GAAP basis, based on preliminary results, the underfunded status of the Company’s qualified pension plans as of December 28, 2014, was approximately $264.0 million compared with approximately $80.0 million as of December 29, 2013. The funded status of the Company’s qualified pension plans was negatively impacted by interest rates and the adoption of new mortality tables issued by the Society of Actuaries, partially offset by strong asset performance.

Outlook
Total circulation revenues in the first quarter of 2015 are expected to increase at a rate similar to that of the fourth quarter of 2014.

Total advertising revenues in the first quarter of 2015 are expected to decrease in the mid-single digits compared with the first quarter of 2014.

Operating costs and adjusted operating costs are each expected to be roughly flat in the first quarter of 2015 compared with the first quarter of 2014.

The Company expects the following on a pre-tax basis in 2015:

  Results from joint ventures: breakeven to $5 million,
  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $40 million to $45 million, and
  Capital expenditures: $35 million to $45 million.

Conference Call Information
The Company’s fourth-quarter and full-year 2014 earnings conference call will be held on Tuesday, February 3 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 61546091. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Tuesday, February 10. The passcode is 61546091.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of circulation and advertising generated by the Company’s various markets and the development of the Company’s digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 29, 2013. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com.

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2014	2013	% Change	2014	2013	% Change
Revenues
Circulation	$210,555	$207,674	1.4%	$836,822	$824,277	1.5%
Advertising(a)	207,632	212,092	-2.1%	662,315	666,687	-0.7%
Other(b)	26,496	24,094	10.0%	89,391	86,266	3.6%
Total revenues	444,683	443,860	0.2%	1,588,528	1,577,230	0.7%
Operating costs
Production costs	165,891	164,515	0.8%	643,995	626,913	2.7%
Selling, general and administrative costs	195,549	186,744	4.7%	761,055	706,354	7.7%
Depreciation and amortization(c)	20,819	20,496	1.6%	79,455	78,477	1.2%
Total operating costs	382,259	371,755	2.8%	1,484,505	1,411,744	5.2%
Early termination charge (d)	—	—	0.0%	2,550	—	100.0%
Pension settlement charge(e)	—	3,228	-100.0%	9,525	3,228	*
Multiemployer pension withdrawal expense(f)	—	—	0.0%	—	6,171	-100.0%
Operating profit	62,424	68,877	-9.4%	91,948	156,087	-41.1%
(Loss)/income from joint ventures(g)	(7,845)	183	*	(8,368)	(3,215)	*
Interest expense, net	11,970	13,904	-13.9%	53,730	58,073	-7.5%
Income from continuing operations before income taxes	42,609	55,156	-22.7%	29,850	94,799	-68.5%
Income tax expense/(benefit)	8,685	16,419	-47.1%	(3,541)	37,892	*
Income from continuing operations	33,924	38,737	-12.4%	33,391	56,907	-41.3%
(Loss)/income from discontinued operations, net of income taxes(h)	(92)	26,944	*	(1,086)	7,949	*
Net income	33,832	65,681	-48.5%	32,305	64,856	-50.2%
Net loss/(income) attributable to the noncontrolling interest	1,043	(55)	*	1,002	249	*
Net income attributable to The New York Times Company common stockholders	$34,875	$65,626	-46.9%	$33,307	$65,105	-48.8%

Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$34,967	$38,682	-9.6%	$34,393	$57,156	-39.8%
(Loss)/income from discontinued operations, net of income taxes	(92)	26,944	*	(1,086)	7,949	*
Net income	$34,875	$65,626	-46.9%	$33,307	$65,105	-48.8%

Average number of common shares outstanding:
Basic	150,779	150,162	0.4%	150,673	149,755	0.6%
Diluted	160,455	160,013	0.3%	161,323	157,774	2.2%

Basic earnings per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.23	$0.26	-11.5%	$0.23	$0.38	-39.5%
Income/(loss) from discontinued operations, net of income taxes	—	0.18	-100.0%	(0.01)	0.05	*
Net income	$0.23	$0.44	-47.7%	$0.22	$0.43	-48.8%

Diluted earnings per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.22	$0.24	-8.3%	$0.21	$0.36	-41.7%
Income/(loss) from discontinued operations, net of income taxes	—	0.17	-100.0%	(0.01)	0.05	*
Net income	$0.22	$0.41	-46.3%	$0.20	$0.41	-51.2%
Dividends declared per share	$0.04	$0.04	0.0%	$0.16	$0.08	100.0%

* Represents an increase or decrease in excess of 100%.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a) The following table summarizes the fourth quarter of 2014 advertising revenues by category:

	2014
		%		%
	Fourth	Change		Change
	Quarter	vs. 2013	Full Year	vs. 2013
Display	$192,135	-2.2%	$606,838	-0.5%
Classified	8,512	-3.8%	36,689	-2.0%
Other advertising	6,985	3.9%	18,788	-2.7%
Total advertising(1)	$207,632	-2.1%	$662,315	-0.7%

(1) Beginning in the fourth quarter of 2014, the Company has reclassified advertising revenues by category, including prior period information. “Display” combines the prior “Retail” and “National” categories and includes advertising in our newspapers, online on our websites and across our digital products principally by advertisers promoting products or brands. “Classified” includes line ads sold in the Classified section of our newspapers and websites. “Other advertising” includes among others creative services fees associated with our branded content studio and revenue from pre-printed advertising, also known as free-standing inserts.

(b)	Other revenues consist primarily of revenues from news services/syndication, digital archives, office rental income, conferences/events and e-commerce.

(c)	Includes $1.0 million of accelerated depreciation expense in the fourth quarter of 2013 for software and certain assets related to the Company’s building.

(d)	In the first quarter of 2014, the Company recorded a $2.6 million charge for the early termination of a distribution agreement.

(e)	In the second quarter of 2014 and the fourth quarter of 2013, the Company recorded pension settlement charges of $9.5 million and $3.2 million, respectively, in connection with lump sum payment offers to certain former employees.

(f)	In the third quarter of 2013, the Company recorded a $6.2 million charge for a partial withdrawal obligation under a multiemployer pension plan.

(g)	Includes an impairment charge related to an investment in a joint venture that was recorded in the fourth quarter of 2014.

(h)	The results of operations for the New England Media Group, which was sold in 2013, as well as for the Regional Media Group and the About Group, which were sold in 2012, have been presented as discontinued operations for all periods presented.

THE NEW YORK TIMES COMPANY
FOOTNOTES (continued)
(Dollars in thousands)

The following tables summarize the 2014 and 2013 results of operations presented as discontinued operations:

	Fourth Quarter				Fourth Quarter
	2014				2013
	New England Media Group	About Group	Regional Media Group	Total	New England Media Group	About Group	Regional Media Group	Total
Revenues	$—	$—	$—	$—	$18,940	$—	$—	$18,940
Total operating costs	—	—	—	—	19,337	—	—	19,337
Multiemployer pension plan withdrawal expense(a)	—	—	—	—	—	—	—	—
Write-down of assets	—	—	—	—	—	—	—	—
Loss from joint ventures	—	—	—	—	(32)	—	—	(32)
Interest expense, net	—	—	—	—	1	—	—	1
Pre-tax loss	—	—	—	—	(430)	—	—	(430)
Income tax expense	—	—	—	—	694	294	—	988
Loss from discontinued operations, net of income taxes	—	—	—	—	(1,124)	(294)	—	(1,418)
Gain/(loss) on sale, net of income taxes:
Gain/(loss) on sale	1,210	(229)	(397)	584	47,561	419	—	47,980
Income tax expense/(benefit)	438	(93)	331	676	19,457	161	—	19,618
Gain/(loss) on sale, net of income taxes	772	(136)	(728)	(92)	28,104	258	—	28,362
Income/(loss) from discontinued operations, net of income taxes	$772	$(136)	$(728)	$(92)	$26,980	$(36)	$—	$26,944

	Full Year				Full Year
	2014				2013
	New England Media Group	About Group	Regional Media Group	Total	New England Media Group	About Group	Regional Media Group	Total
Revenues	$—	$—	$—	$—	$287,677	$—	$—	$287,677
Total operating costs	—	—	—	—	281,414	—	—	281,414
Multiemployer pension plan withdrawal expense(a)	—	—	—	—	7,997	—	—	7,997
Write-down of assets(b)	—	—	—	—	34,300	—	—	34,300
Loss from joint ventures	—	—	—	—	(240)	—	—	(240)
Interest expense, net	—	—	—	—	9	—	—	9
Pre-tax loss	—	—	—	—	(36,283)	—	—	(36,283)
Income tax benefit	—	—	—	—	(13,373)	(2,497)	—	(15,870)
(Loss)/income from discontinued operations, net of income taxes	—	—	—	—	(22,910)	2,497	—	(20,413)
(Loss)/gain on sale, net of income taxes:
(Loss)/gain on sale	(349)	(229)	(397)	(975)	47,561	419	—	47,980
Income tax (benefit)/expense	(127)	(93)	331	111	19,457	161	—	19,618
(Loss)/gain on sale, net of income taxes	(222)	(136)	(728)	(1,086)	$28,104	$258	$—	$28,362
(Loss)/income from discontinued operations, net of income taxes	$(222)	$(136)	$(728)	$(1,086)	$5,194	$2,755	$—	$7,949

(a)	The multiemployer pension plan withdrawal expense related to estimated charges for complete or partial withdrawal obligations under multiemployer pension plans triggered by the sale of NEMG.

(b)	Included in the write-down of assets in 2013 is the impairment of fixed assets related to NEMG.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Fourth Quarter			Full Year
	2014	2013	% Change	2014	2013	% Change
Diluted earnings per share from continuing operations	$0.22	$0.24	-8.3%	$0.21	$0.36	-41.7%
Add:
Severance	0.03	0.01		0.13	0.05
Non-operating retirement costs	0.04	0.03		0.13	0.08
Special items:
Early termination charge	—	—		0.01	—
Reduction in uncertain tax positions	(0.07)	—		(0.13)	—
Pension settlement charge	—	0.01		0.04	0.01
Multiemployer pension plan withdrawal expense	—	—		—	0.02
Impairment charge	0.04	—		0.04	—
Adjusted diluted earnings per share from continuing operations	$0.26	$0.29	-10.3%	$0.43	$0.52	-17.3%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Fourth Quarter			Full Year
	2014	2013	% Change	2014	2013	% Change
Operating profit	$62,424	$68,877	-9.4%	$91,948	$156,087	-41.1%
Add:
Depreciation & amortization	20,819	20,496		79,455	78,477
Severance	9,420	4,036		36,082	12,382
Non-operating retirement costs	11,190	7,686		36,697	20,791
Special items:
Early termination charge	—	—		2,550	—
Pension settlement charge	—	3,228		9,525	3,228
Multiemployer pension plan withdrawal expense	—	—		—	6,171
Adjusted operating profit	$103,853	$104,323	-0.5%	$256,257	$277,136	-7.5%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Fourth Quarter			Full Year
	2014	2013	% Change	2014	2013	% Change
Operating costs	$382,259	$371,755	2.8%	$1,484,505	$1,411,744	5.2%
Less:
Depreciation & amortization	20,819	20,496		79,455	78,477
Severance	9,420	4,036		36,082	12,382
Non-operating retirement costs	11,190	7,686		36,697	20,791
Adjusted operating costs	$340,830	$339,537	0.4%	$1,332,271	$1,300,094	2.5%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Components of non-operating retirement costs

	Fourth Quarter			Full Year
	2014	2013	% Change	2014	2013	% Change
Pension:
Interest cost	$23,593	$22,030		$94,897	$87,817
Expected return on plan assets	(28,460)	(31,062)		(113,839)	(124,250)
Amortization and other costs	8,297	10,069		31,338	39,331
Non-operating pension costs	3,430	1,037	*	12,396	2,898	*
Other postretirement benefits:
Interest cost	772	1,074		3,722	4,101
Amortization and other costs	3,694	1,374		7,299	4,440
Non-operating other postretirement benefits costs	4,466	2,448	82.4%	11,021	8,541	29.0%
Expenses associated with multiemployer pension plan withdrawal obligations	3,294	4,201		13,280	9,352
Total non-operating retirement costs	$11,190	$7,686	45.6%	$36,697	$20,791	76.5%

* Represents an increase in excess of 100%.

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com